TRANSAMERICA INCOME SHARES, INC.

RESULTS OF SHAREHOLDER PROXY (unaudited)

Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results.
Accordingly, the Board of Directors of the Fund solicited a vote by the shareholders for the following items.

At a special meeting of shareholders held on July 3, 2003, the results of Proposal 1 to re-elect the current Directors to the Board of Directors were as follows:

				For		Against	Abstentions/
								Broker
								Non-Votes

Peter R. Brown		98.406%	1.594%	0.000%
Daniel Calabria		98.586%	1.414%	0.000%
Janice B. Case		98.693%	1.307%	0.000%
Charles C. Harris		98.389%	1.611%	0.000%
Leo J. Hill			98.674%	1.326%	0.000%
John R. Kenney		98.674%	1.326%	0.000%
Russell A. Kimball, Jr.	98.637%	1.363%	0.000%
Larry N. Norman		98.682%	1.318%	0.000%
William W. Short, Jr.	98.648%	1.352%	0.000%












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